                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                        STATE AUTO FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                    [State Auto Financial Corporation Logo]

                        STATE AUTO FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
STATE AUTO FINANCIAL CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the "Company") will be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Friday, May 28, 2004, at 10:00 A.M., local time, for the following purposes:

          1. To elect three Class I directors, each to hold office for a three-year term and until a successor is elected and qualified;

          2. To ratify the selection of Ernst and Young LLP as the Company's independent public accountants for 2004; and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 5, 2004, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed proxy promptly. A return addressed envelope, which requires no postage, is enclosed. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

                                              By Order of the Board of Directors

                                              JOHN R. LOWTHER
                                              Secretary

Dated: April 19, 2004

                        STATE AUTO FINANCIAL CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the "Company") to be used at its Annual Meeting of Shareholders to be held May 28, 2004 (the "Annual Meeting"). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. A proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 19, 2004.

                               PROXIES AND VOTING

     The close of business on April 5, 2004, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 39,719,413 of the Company's common shares, without par value (the "Common Shares"). Each Common Share is entitled to one vote.

     Shareholders do not have the right to cumulate their votes in the election of directors, and the nominees receiving the highest number of votes will be elected as the Class I directors. The vote required for the ratification of the selection of Ernst & Young LLP as the Company's independent public accountants for 2004 is the favorable vote of a majority of the outstanding Common Shares present in person or by proxy at the Annual Meeting.

     All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted in favor of the nominees listed in this Proxy Statement for election as Class I directors and in favor of the ratification of the selection of Ernst & Young LLP. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     Abstentions will be considered as Common Shares present and entitled to vote at the Annual Meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election. Because the ratification of the selection of Ernst & Young LLP requires the favorable vote of a majority of the outstanding Common Shares present in person or by proxy at the Annual Meeting, abstentions will have the same effect as a vote against this ratification.

     If your Common Shares are held in street name, you will need to instruct your broker regarding how to vote your Common Shares. If you do not provide voting instructions to your broker, and if your broker does not have discretion to vote your Common Shares without your instructions, a "broker non-vote" will occur. Broker non-votes will not be counted in determining the votes cast for the election of directors or with respect to the ratification of the selection of Ernst & Young LLP and will not have a positive or negative effect on the outcome of these matters.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The number of directors currently is fixed at nine. The Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting. Messrs. Paul W. Huesman, John R. Lowther and Robert H. Moone, the three persons recommended by the Nominating and Governance Committee of the Company's Board of Directors, and each of whom is an incumbent Class I director, have been nominated for re-election.

     At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named in the following table as Class I directors, each to hold office until the 2007 annual meeting of shareholders and until a successor is elected and qualified. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee named in the table as a Class I director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

     Proxies cannot be voted at the Annual Meeting for a greater number of persons than the three nominees named in this Proxy Statement.

     Set forth below is information about each of the Class I director nominees:

                           CLASS I DIRECTOR NOMINEES
                            (TERMS EXPIRING IN 2007)

                                                                           A           COMMON
        NAME OF                                                         DIRECTOR    SHARES OWNED
   DIRECTOR NOMINEE                                                      OF THE    BENEFICIALLY AS     %
    AND POSITION(S)                     PRINCIPAL OCCUPATION(S)         COMPANY      OF APRIL 5,      OF
     WITH COMPANY        AGE(1)        DURING THE PAST FIVE YEARS        SINCE       2004(2)(3)      CLASS
   ----------------      ------        --------------------------       --------   ---------------   -----
Paul W. Huesman(4) ....    68     Consultant to Huesman-Schmid            1991           77,564        *
Director                          Insurance Agency, Inc., an insurance
                                  agency, 6/03 to present; Agent with
                                  Huesman-Schmid Insurance Agency,
                                  Inc., 01/03 to 6/03; Formerly
                                  President of Huesman-Schmid
                                  Insurance Agency, Inc., for more
                                  than five years prior to 01/03.
John R. Lowther(5).....    53     Senior Vice President of the            1991          117,127        *
Senior Vice President,            Company, State Auto Property and
Secretary and General             Casualty Insurance Company ("State
Counsel                           Auto P&C"), Milbank Insurance
                                  Company ("Milbank"), State Auto
                                  National Insurance Company
                                  ("National"), and Farmers Casualty
                                  Insurance Company ("Farmers
                                  Casualty"), each a wholly owned
                                  subsidiary of the Company, and of
                                  State Automobile Mutual Insurance
                                  Company ("State Auto Mutual"), 3/01
                                  to present; Secretary and General
                                  Counsel of the Company, State Auto
                                  P&C, Milbank, National, and State
                                  Auto Mutual for more than five
                                  years; Vice President of the
                                  Company, State Auto P&C, Milbank,
                                  National and State Auto Mutual for
                                  more than five years prior to 3/01.
Robert H. Moone(6).....    60     Chairman of the Board of the            1998          298,880        *
Chairman, President and           Company, State Auto P&C, Milbank,
CEO                               National, Farmers Casualty and State
                                  Auto Mutual, 1/01 to present;
                                  President and CEO of the Company,
                                  State Auto P&C, Milbank, National,
                                  Farmers Casualty and State Auto
                                  Mutual, 5/99 to present; President
                                  and COO of the Company, State Auto
                                  P&C, Milbank, National and State
                                  Auto Mutual, 5/96 to 5/99.

     Set forth below is information about the directors whose terms of office continue after the Annual Meeting.

                               CLASS II DIRECTORS
                            (TERMS EXPIRING IN 2005)

                                                                           A           COMMON
        NAME OF                                                         DIRECTOR    SHARES OWNED
     DIRECTOR AND                                                        OF THE    BENEFICIALLY AS     %
      POSITION(S)                       PRINCIPAL OCCUPATION(S)         COMPANY      OF APRIL 5,      OF
     WITH COMPANY        AGE(1)        DURING THE PAST FIVE YEARS        SINCE       2004(2)(3)      CLASS
     ------------        ------        --------------------------       --------   ---------------   -----
David J. D'Antoni(7)...    59     Senior Vice President and Group         1995           53,200        *
Director                          Operating Officer, Ashland, Inc.,
                                  3/99 to present; President of APAC,
                                  Inc., a subsidiary of Ashland, Inc.,
                                  7/03 to 1/04; Senior Vice President
                                  of Ashland, Inc. and President,
                                  Ashland Chemical, a division of
                                  Ashland, Inc., 7/88 to 3/99.
                                  Ashland, Inc. is involved in oil
                                  refining and marketing, highway
                                  construction, automotive after
                                  market products, specialty chemicals
                                  and chemical and plastics
                                  distribution. Mr. D'Antoni is also a
                                  director of Omnova Solutions Inc., a
                                  producer of decorative and
                                  functional surfaces, coatings, and
                                  specialty chemicals.
William J. Lhota.......    64     Principal, LHOTA SERVICES, a firm       1994           40,200        *
Director                          providing business and engineering
                                  ethics consulting and
                                  arbitration/mediation services, 1/02
                                  to present; Retired President -
                                  Energy Delivery, American Electric
                                  Power, 6/00 to 12/01; Retired
                                  Executive Vice President, American
                                  Electric Power Service Corporation,
                                  a management, technical, and
                                  professional subsidiary of American
                                  Electric Power, 11/89 to 6/00. Mr.
                                  Lhota is also a director of
                                  Huntington Bancshares, Inc., a bank
                                  holding company.
S. Elaine Roberts......    51     President and CEO of the Columbus       2002            4,200        *
Director                          Regional Airport Authority, 01/03 to
                                  present; Executive Director of
                                  Columbus Airport Authority, 12/00 to
                                  01/03; Executive Director of Rhode
                                  Island Airport Corporation, 12/94 to
                                  12/00.

                              CLASS III DIRECTORS
                            (TERMS EXPIRING IN 2006)

                                                                           A           COMMON
        NAME OF                                                         DIRECTOR    SHARES OWNED
     DIRECTOR AND                                                        OF THE    BENEFICIALLY AS     %
      POSITION(S)                       PRINCIPAL OCCUPATION(S)         COMPANY      OF APRIL 5,      OF
     WITH COMPANY        AGE(1)        DURING THE PAST FIVE YEARS        SINCE       2004(2)(3)      CLASS
     ------------        ------        --------------------------       --------   ---------------   -----
Urlin G. Harris, Jr....    67     Secretary and Treasurer of Aspen Ski    1991           52,807        *
Director                          & Board Co., a ski equipment
                                  retailer, 7/99 to present; retired
                                  4/97 as an officer of the Company,
                                  State Auto P&C, Milbank, National,
                                  and State Auto Mutual; prior to his
                                  retirement, Mr. Harris was an
                                  executive officer of the Company
                                  since its formation in 1991 and an
                                  officer of State Auto Mutual since
                                  before 1991.
Richard K. Smith(8)....    59     Retired 6/97 as Partner of KPMG,        1999           17,200        *
Director                          LLP, a public accounting firm;
                                  Partner of KPMG, LLP, for more than
                                  five years prior to 6/97.
Paul S. Williams.......    44     Executive Vice President, Chief         2003                0        *
Director                          Legal Officer and Secretary of
                                  Cardinal Health, Inc. ("Cardinal"),
                                  a provider of products and services
                                  to healthcare providers and
                                  manufacturers, 4/01 to present;
                                  Senior Vice President of Cardinal,
                                  1/01 to 4/01; Vice President of
                                  Cardinal, 6/98 to 1/01; Deputy
                                  General Counsel of Cardinal, 7/99 to
                                  1/01; Assistant Secretary of
                                  Cardinal, 6/98 to 4/01; Assistant
                                  General Counsel of Cardinal, 6/98 to
                                  7/99.

---------------

 *  Less than one (1%) percent.

(1) Ages shown are as of the date of the Annual Meeting.

(2) Except as indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of April 5, 2004.

(3) The amount reported includes Common Shares attributable to options granted under the Company's 1991 Stock Option Plan and the 2000 Stock Option Plan for Messrs. Moone (186,013) and Lowther (60,333) and Common Shares attributable to options granted under both the Company's 1991 Directors Stock Option Plan and 2000 Directors Stock Option Plan for Messrs. Lhota (19,200), D'Antoni (19,200), Huesman (22,200), Smith (9,200), Harris
    (13,200) and Ms. Roberts (3,200).

(4) Includes 2,873 Common Shares owned by Mrs. Huesman, as to which Mr. Huesman disclaims beneficial ownership, and 17,006 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Defined Benefit Pension Plan. Mr. Huesman shares voting and investment power with the other trustee of this plan with respect to these Common Shares.

(5) Includes 6,500 Common Shares attributable to options granted to Mr. Lowther under the Company's 1991 Stock Option Plan, which he assigned to his spouse pursuant to the terms of the 1991 Stock Option Plan, and 2,000 Common Shares attributable to options granted under the 1991 Stock Option Plan, which he assigned pursuant to the 1991 Stock Option Plan to trusts maintained for the benefit of his children and 14,244 Common Shares owned by Mrs. Lowther. Mr. Lowther disclaims beneficial ownership of these Common Shares.

(6) Includes 38,190 Common Shares attributable to options granted to Mr. Moone under the 1991 Stock Option Plan, which he assigned to the Anna Moone Living Trust (Anna Moone and Robert H. Moone, co-trustees) pursuant to the terms of the 1991 Stock Option Plan, and 11,400 Common Shares owned by Mrs. Moone. Mr. Moone disclaims beneficial ownership of these Common Shares.

(7) Includes 12,000 Common Shares owned by Mrs. D'Antoni, as to which Mr. D'Antoni disclaims beneficial ownership.

(8) Includes 5,000 Common Shares owned by Mrs. Smith, as to which Mr. Smith disclaims beneficial ownership.

     In addition to the Common Shares owned beneficially by Messrs. Lowther and Moone, as set forth above, Mark A. Blackburn, Steven J. Johnston and Steven R. Hazelbaker, the other named executive officers in the Summary Compensation Table set forth below, owned beneficially 39,048, 106,728, and 7,707 Common Shares, respectively, of the Company as of April 5, 2004, each of which represents less than 1% of the Company's outstanding Common Shares. These amounts include Common Shares attributable to options which are currently exercisable or exercisable within 60 days of April 5, 2004, granted under the Company's 1991 Stock Option Plan and the Company's 2000 Stock Option Plan in the amounts of 34,064, 73,464, and 4,832 for Messrs. Blackburn, Johnston and Hazelbaker, respectively. These persons and/or their spouses have sole voting and investment power with respect to all Common Shares beneficially owned by them. As of April 5, 2004, all directors and executive officers of the Company as a group (23 persons) owned beneficially 1,375,729 (3.5%) Common Shares of the Company, which included options for 785,812 Common Shares.

                    BOARD OF DIRECTORS AND BOARD COMMITTEES

     The Company's Board of Directors (the "Board") has affirmatively determined that six of the Company's nine directors, namely David J. D'Antoni, Urlin G. Harris, Jr., William J. Lhota, S. Elaine Roberts, Richard K. Smith and Paul S. Williams, are "independent" as defined by the NASDAQ Marketplace Rules ("NASDAQ"). During the fiscal year ended December 31, 2003, the Board held nine meetings. No incumbent director attended fewer than 75% of the aggregate of the meetings of the Board and the meetings of all committees on which he or she served.

     The Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee (the "Nominating Committee"), an Investment Committee, and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Independent Committees are "independent" as defined by NASDAQ. In addition, all of the members of the Audit Committee are independent as defined by the applicable rules of the Securities and Exchange Commission (the "SEC"). The Board has adopted charters for each of the foregoing Committees. Copies of the current charters for each of these Committees, along with copies of the Company's current Corporate Governance Guidelines, Code of Business Conduct, and Code of Ethics for Senior

Financial Officers, are available on the Company's website at www.stfc.com under "Corporate Governance."

     The Audit Committee is charged with several responsibilities, including: 1) appointment, compensation, retention and oversight of the work performed by the Company's independent auditors; 2) reviewing the Company's accounting functions, operations, and management; 3) considering the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company;
4) meeting and consulting with the Company's independent auditors and with the Company's financial and accounting personnel concerning the foregoing matters;
5) reviewing with the Company's independent auditors the scope of their audit of the Company and the results of their examination of its financial statements; 6) participating in the process of administering the Company's Code of Business Conduct; 7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and 8) approving in advance any other work performed by the Company's independent auditors that they are permitted by law to perform for the Company. Present members are Chairman Richard K. Smith, David J. D'Antoni and William J. Lhota. Based on a recommendation of the Audit Committee, the Board has designated Richard K. Smith as the "Audit Committee Financial Expert." The Audit Committee held eight meetings during 2003. See also "Report of the Audit Committee" contained elsewhere in this Proxy Statement.

     The Compensation Committee is charged with several responsibilities, including: 1) administering the Company's 2000 Stock Option Plan and 1991 Stock Option Plan; 2) evaluating and approving the compensation, fringe benefits and perquisites provided to the Company's executive officers and adopting compensation policies applicable to the Company's officers; and 3) evaluating the compensation provided to the members of the Board and its committees. Present members of such committee are Chairman William J. Lhota, David J. D'Antoni, and Richard K. Smith. See also "Compensation Committee Report" contained elsewhere in this Proxy Statement. The Compensation Committee held four meetings during 2003.

     The Nominating Committee is charged with several responsibilities, including: 1) selecting nominees for election as directors; 2) reviewing the performance of the Board; and 3) annually reviewing and recommending to the Board changes to the Company's Corporate Governance Guidelines. The members of the Nominating Committee are Chairperson S. Elaine Roberts, William J. Lhota, and Paul S. Williams. This Committee met seven times in 2003.

     The Nominating Committee will set the minimum qualifications for persons whom it would recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as "election") as a director of the Company, which minimum qualifications are described in the Nominating Committee's charter. The following matters will be considered in the Nominating Committee's selection of a person to recommend for nomination as a director of the Company: such person's status as independent (based on the then current NASDAQ rules); business or professional skills and experience; temperament; integrity; educational background; and judgment. The objective of the Nominating Committee in this regard is to nominate for election as directors persons who share the values of the Company and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor, and the time available to devote to Board activities and the willingness to do so. The Nominating Committee will consider these criteria in the context of an assessment of the perceived needs of the Board as a whole and will seek to achieve diversity of occupational and personal backgrounds. Ultimately, the Nominating Committee's intention is to select nominees for election to the Board whom the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be nominated for election to the Board, the Nominating Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person's independence at that time.

     Based on the criteria described above, the Nominating Committee will recommend to the Board nominees for election to the Board at each annual shareholders meeting and at any other shareholders meeting held for the election of one or more directors.

     In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating Committee may maintain a list of other potential candidates whom the Nominating Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to the Board who are not incumbent directors.

     In the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating Committee will use the following process to identify the person(s) whom the Nominating Committee will recommend to the Board for election as a director to fill such vacancy(ies). The Nominating Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating Committee may solicit other potential nominees' names from other directors of the Company, directors of the Company's parent, the Chairman or other persons whom the Nominating Committee reasonably believes would have the opportunity to possess first hand knowledge of a suitable candidate based on the criteria described above. The Nominating Committee may also hire a director search firm, as contemplated below.

     Once the Nominating Committee has preliminarily concluded that a person(s) may meet the criteria described above, the Nominating Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person's business experience, educational background, personal information, and information relating to the person's business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating Committee, the Chairman and counsel for the Company, the Nominating Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, which will include a background check and a criminal record check, the Nominating Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Committee in this regard will reflect its considered judgment of the person(s) being able to fulfill the objectives outlined above.

     The Company has adopted procedures by which shareholders may recommend individuals for membership to the Board. As described in its charter, it is the policy of the Nominating Committee to consider and evaluate candidates recommended by shareholders for membership on the Board in the same manner as all other candidates for nomination to the Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Secretary of the Company at 518 East Broad Street, Columbus, Ohio 43215 (the "Recommendation Notice"). For a recommendation to be considered by the Nominating Committee, the Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on the Company's books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person's ownership of such shares or such person's authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company's undertaking of an investigation into that individual's background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company's next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

     As of April 12, 2004, the Company had not received any such recommendations from shareholders for nominees for the Board.

     The Investment Committee oversees the investment functions of the Company and its insurance subsidiaries. The members of the Investment Committee are Chairman Urlin G. Harris, Jr., Paul W. Huesman, S. Elaine Roberts, and Richard
K. Smith. This Committee met four times in 2003.

     The standing Independent Committee principally serves to review inter-company transactions between or among the Company and its subsidiaries and State Auto Mutual and its subsidiaries. This Committee also helps determine which entity, the Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. The members of the standing Independent Committee are Chairman David J. D'Antoni, Paul S. Williams, and S. Elaine Roberts. This Committee only meets as needed, which was one time in 2003.

     As further described in the Company's Corporate Governance Guidelines, the Company provides a process by which security holders may send communications to the Board. Any security holder who desires to communicate with a director of the Company may send such communication to any or all directors through the Secretary of the Company, John Lowther, by e-mail to Mr. Lowther at John.Lowther@stateauto.com or in writing to Mr. Lowther at the home office, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. Mr. Lowther is responsible for forwarding such communication to the director or directors so designated by the security holder.

     The Company's Corporate Governance Guidelines also provide that directors are expected to attend the Company's annual meetings of shareholders. All of the directors of the Company who were directors last year attended last year's annual meeting of shareholders.

     Since 2002, the Board has met in executive session, without management present, prior to each regular quarterly Board meeting. During 2003, there were four such executive sessions. The Board's policy in regard to the role of chair for each of these sessions is that it would rotate among the various committee chairs. The persons who led these meetings during 2003 were Mr. Lhota, Mr. D'Antoni, Ms. Roberts and Mr. Harris. In 2004, the Company's Corporate Governance Guidelines and the NASDAQ Marketplace Rules changed, requiring at least two executive sessions of the Board annually, at which only independent directors are present. The Board intends to comply with these new rules in 2004.

                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not also officers of the Company receive from the Company an annual fee of $20,000, plus travel expenses incurred in attending directors meetings, and a fee of $500, plus travel expenses, for each committee meeting attended. In addition to the foregoing, each committee chair receives an additional $5,000 annual retainer (up to a maximum of $5,000 even if a director chairs more than one committee). The Company pays $500, plus travel expenses, for attending a special board meeting. In addition, there has been a Special Independent Committee in place to address issues created by the attempted takeover of the Company by Gregory M. Shepard. The chair of the Special Independent Committee receives $1,000 per meeting. Directors may defer all or a portion of these fees under the Company's deferred compensation plan for directors. In addition, directors of the Company who are not full-time employees of the Company or its parent or subsidiary corporations receive stock options pursuant to the 2000 Directors Stock Option Plan. Under this plan, promptly following each annual meeting of shareholders of the Company, each eligible director is granted a non-qualified option to purchase 4,200 Common Shares of the Company at the fair market value of such shares on the last trading day prior to the annual meeting. Options are immediately exercisable in whole or in part and must be exercised within ten years of the date of grant. A director's compliance with the Stock Ownership Guidelines is a condition to his or her eligibility for receipt of options under this plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Pursuant to the 2000 Management Agreement (see "Certain Transactions" on page 26), the executive officers of the Company, State Auto P&C, Milbank, and National, as well as every other person providing services to these companies, are employees of State Auto P&C rather than State Auto Mutual, while State Auto Mutual acts as the common paymaster and common agent. The costs and expenses associated with these employees of State Auto P&C are reimbursed to State Auto Mutual, as paymaster, in accordance with the terms of the 2000 Management Agreement. See "Certain Transactions" below.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Set forth below is information concerning the compensation paid or accrued by, or reimbursed to, State Auto Mutual for the Company's fiscal years ended December 31, 2003, 2002, and 2001, to the Company's chief executive officer and its four most highly compensated executive officers, other than the chief executive officer:

                           SUMMARY COMPENSATION TABLE

                                                             LONG TERM
                                                            COMPENSATION
                                                               AWARDS
                                                            ------------
                                                             SECURITIES
                                     ANNUAL COMPENSATION     UNDERLYING
                                     --------------------     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)   BONUS(2)    GRANTED(3)    COMPENSATION(4)
---------------------------   ----   ---------   --------   ------------   ---------------
Robert H. Moone.............  2003   $484,000    $ 29,111      48,000          $17,770
  Chairman, President and     2002   $440,000    $287,445      27,500          $16,230
  Chief Executive Officer     2001   $400,000    $256,298      24,100          $14,830
Mark A. Blackburn...........  2003   $231,231    $ 14,070      14,500          $   906
  Senior Vice President       2002   $220,220    $ 85,012      10,400          $   906
                              2001   $197,892    $ 50,314       9,100          $   906
Steven J. Johnston..........  2003   $264,507    $ 16,018      14,500          $ 9,069
  Senior Vice President,      2002   $235,155    $ 94,806      11,600          $ 6,803
  Treasurer and               2001   $189,860    $ 44,345       9,200          $ 6,063
  Chief Financial Officer
John R. Lowther.............  2003   $226,893    $ 13,773      14,500          $ 7,960
  Senior Vice President,      2002   $214,049    $ 82,282      10,200          $ 7,236
  Secretary and General       2001   $174,036    $ 69,721       7,900          $ 6,639
  Counsel
Steven R. Hazelbaker........  2003   $225,000    $ 13,863       4,500          $ 7,858
  Vice President              2002   $225,000    $  2,388       5,000          $ 6,663

                              2001   $ 131,250         --             --       $ 4,933

---------------

(1) Includes amounts deferred pursuant to the State Auto Insurance Companies Capital Accumulation Plan (the "CAP") and the Non-Qualified Incentive Deferred Compensation Plan (the "Deferred Compensation Plan"). The CAP is a defined contribution plan (within the meaning of the Employee Retirement Income Security Act of 1974) ("ERISA") and is intended to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the CAP, each participant is eligible to enter into a written salary reduction agreement with the participant's employer whereby the participant's salary will be reduced by a whole percentage from 1% to 50%, as elected by the participant, in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code. The amount deferred by a participant is contributed by his or her employer to the trust fund for the CAP and invested in accordance with the election of the participant from among investment funds established under the trust agreement, including the Common Shares. The Deferred Compensation Plan is a non-qualified, unfunded deferred compensation plan for eligible key employees who are legally precluded from contributing a full 6% of compensation to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Deferred Compensation Plan, such employees are eligible to enter into a salary reduction agreement to defer payment of an additional portion of the employee's salary as the employee prescribes on an election form executed annually in advance of the year in which such compensation would be earned. The total amount of salary deferred under the CAP and the Deferred Compensation Plan cannot exceed in the aggregate 50% of salary. Deferred amounts, along with the Company matching amounts on that portion deferred that is eligible for the match (see footnote (4), below), are invested by State Auto P&C in a variety of investment options made available to participants in the Deferred Compensation Plan pursuant to the terms of such plan.

(2) The amounts appearing in this column represent bonuses paid pursuant to the State Auto Quality Performance Bonus Plan (the "QPB"). Under the QPB for 2003, quarterly bonuses were paid to employees who had completed two full calendar quarters of service if the direct statutory combined ratio for such quarter was 100% or less for all combined affiliated insurers.

    Also included in this column are special incentive bonuses earned in 2002 and 2001 under special incentive bonus plans recommended by the Chief Executive Officer and approved by the Compensation Committee for Mr. Johnston, Mr. Blackburn, and Mr. Lowther. While similar plans were in place for 2003, the amounts of those bonuses were not determined as of the date this Proxy Statement was printed. The Compensation Committee also had in place special incentive bonus plans for Mr. Moone in 2003, 2002 and 2001. The bonus shown for Mr. Moone for 2002 and 2001 includes the special bonus earned in each such year. The 2003 incentive bonus for Mr. Moone has not been determined as of the date this Proxy Statement was printed (see "Compensation Committee Report").

(3) In each year noted, the persons listed in the Summary Compensation Table were granted options to purchase the number of Common Shares of the Company set forth in this column pursuant to the Company's 2000 Stock Option Plan.

(4) The amounts appearing in this column represent the Company's contributions and credits on behalf of each named person under the CAP or the Deferred Compensation Plan. Each participant in the CAP is credited annually with his or her allocable share of employer matching contributions made to the CAP from the consolidated net accumulated or current earnings of State Auto P&C and its affiliates. A participant's share of the matching contribution equals 75% of his or her salary reduction contributions up to 2% of compensation, plus 50% of his or her salary reduction contributions from 3% to 6% of compensation. While a participant is always vested in his or her own salary reduction contributions, the rights of a participant to amounts credited to his or her account as matching contributions vest as follows:
    (a) one-third of matching contributions allocated for the plan year preceding the plan year in which termination of employment occurs, two-thirds of matching contributions allocated for the second plan year before the plan year in which termination of employment occurs, and 100% of the matching contributions allocated for the third and earlier plan years before the plan year in which termination of employment occurs; and (b) notwithstanding the foregoing, after the participant has completed three or more years of service with State Auto P&C and its affiliates, all matching contributions become vested. The following are the amounts of the Company matching contributions under the CAP for 2003 for the officer indicated: Mr. Moone -- $7,000; Mr. Johnston -- $7,000; Mr. Lowther -- $7,000; and Mr.
    Hazelbaker -- $7,000. Each employee who is eligible to participate in the Deferred Compensation Plan is credited annually with his or her allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee's salary is subject to being matched under either the CAP or the Deferred Compensation Plan. The following amounts reflect the Company's contribution to the Deferred Compensation Plan for 2003: Mr. Moone -- $9,940; Mr. Johnston -- $1,416; and Mr. Lowther -- $288. The amounts appearing in this column also represent the premiums for policies of whole life insurance purchased on behalf of the officers of the Company, including the executive officers named above. The following amounts represent the premiums paid for whole life insurance for 2003: Mr. Moone -- $830; Mr. Johnston -- $653; Mr. Blackburn -- $906; Mr. Lowther -- $672; and Mr. Hazelbaker -- $858.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the number of options granted in 2003 to the individuals named in the Summary Compensation Table and estimates the potential realizable value of these option grants.

                                      INDIVIDUAL GRANTS                      POTENTIAL          POTENTIAL
                       ------------------------------------------------   REALIZABLE VALUE   REALIZABLE VALUE
                                    % OF TOTAL                               AT ASSUMED         AT ASSUMED
                       NUMBER OF     OPTIONS                              ANNUAL RATES OF    ANNUAL RATES OF
                       SECURITIES   GRANTED TO   EXERCISE                   STOCK PRICE        STOCK PRICE
                       UNDERLYING   EMPLOYEES     OR BASE                 APPRECIATION FOR   APPRECIATION FOR
                        OPTIONS     IN FISCAL      PRICE     EXPIRATION     OPTION TERM        OPTION TERM
        NAME           GRANTED(1)      YEAR      ($/SH)(2)      DATE          5%($)(3)          10%($)(3)
        ----           ----------   ----------   ---------   ----------   ----------------   ----------------
Robert H. Moone......    48,000       11.79%      $18.74     05/21/2013       $565,703          $1,433,603
Mark A. Blackburn....    14,500        3.56%      $18.74     05/21/2013       $170,890          $  433,068
Steven J. Johnston...    14,500        3.56%      $18.74     05/21/2013       $170,890          $  433,068
John R. Lowther......    14,500        3.56%      $18.74     05/21/2013       $170,890          $  433,068
Steven R.
  Hazelbaker.........     4,500        1.11%      $18.74     05/21/2013       $ 53,035          $  134,400

---------------

(1) Options were granted on May 22, 2003. The options are fully exercisable in 1/3 increments over a three-year vesting period, so long as employment with the Company or its subsidiaries or its parent continues. There are no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor are there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

(2) The option exercise price is the closing price of the Company's shares on the NASDAQ National Market System on the day of the grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the Company's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth stock option exercises during 2003 by the executive officers named in the Summary Compensation Table and shows the number of Common Shares represented by both exercisable and non-exercisable stock options and the value of in-the-money stock options

(exercisable and non-exercisable) held by each of the named executive officers as of December 31, 2003.

                                                            NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                                 UNDERLYING            IN-THE-MONEY
                                                            UNEXERCISED OPTIONS         OPTIONS AT
                                                                AT FY-END(#)            FY-END($)
                         SHARES ACQUIRED       VALUE            EXERCISABLE/           EXERCISABLE/
NAME                     ON EXERCISE(#)    REALIZED($)(1)      UNEXERCISABLE         UNEXERCISABLE(2)
----                     ---------------   --------------   --------------------   --------------------
Robert H. Moone(3).....         -0-                -0-         152,812/74,368       $1,916,909/410,565
Mark A. Blackburn......         -0-                -0-          22,732/24,468       $  228,127/138,439
Steven J. Johnston.....       2,800           $ 32,116          61,698/25,302       $  779,419/144,545
John R. Lowther(4).....      13,500           $161,258          57,966/23,934       $  757,183/134,708
Steven R. Hazelbaker...         -0-                -0-            1,666/7,834       $    12,228/45,172

---------------

(1) Aggregate market value of the Common Shares covered by the option less the aggregate price paid by the executive officer.

(2) The value of in-the-money options was determined by subtracting the exercise price from the market value of the Company's Common Shares as of December 31, 2003 ($23.34), based on the closing price of the Company's Common Shares on the NASDAQ National Market System on that date, the last trading day of 2003.

(3) 38,190 of the options indicated as exercisable at fiscal year end have been assigned to the living trust of Mr. Moone's spouse of which he is the co-trustee.

(4) 6,500 of the options indicated as exercisable at fiscal year end have been assigned to Mr. Lowther's spouse and 2,000 of such options have been assigned to trusts maintained for the benefit of Mr. Lowther's children.

EMPLOYEES' RETIREMENT PLAN

     During 2003, the executive officers named in the Summary Compensation Table, as well as substantially all employees of State Auto P&C, were eligible to participate in the State Auto Insurance Companies' Employee Retirement Plan (the "Retirement Plan"). The Retirement Plan is a defined benefit plan (within the meaning of ERISA) which is intended to be a qualified plan under Section 401(a) of the Code, and is subject to the minimum funding standards of Section 412 of the Code. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund.

     In addition, the executive officers named in the Summary Compensation Table benefited in 2003 from a non-qualified Amended and Restated Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is intended to offset the impact of the Code's and ERISA's limitations on retirement benefits available under the Retirement Plan by providing for a lump sum or deferred cash payments in an actuarially determined amount upon retirement of officers whose participation in the Supplemental Plan is approved by the Board of Directors of State Auto Mutual.

     The table below shows estimated annual benefits payable under the Retirement Plan and the Supplemental Plan to a participant upon retirement at age 65 with indicated average annual compensation and period of service:

                      ESTIMATED ANNUAL RETIREMENT BENEFIT

   ANNUAL      ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF SERVICE
  AVERAGE      ----------------------------------------------------
COMPENSATION   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------   --------   --------   --------   --------   --------
  $125,000     $42,197    $53,629    $ 65,062   $ 76,494   $ 87,876
  $150,000     $50,431    $64,399    $ 78,368   $ 92,336   $106,242
  $175,000     $53,965    $70,470    $ 86,974   $103,479   $119,917
  $200,000     $56,544    $75,584    $ 94,625   $113,665   $136,639
  $225,000     $59,122    $80,699    $102,275   $123,852   $145,360
  $250,000     $61,700    $85,813    $109,925   $134,038   $158,082
  $300,000     $64,690    $91,742    $118,795   $145,848   $172,831
  $400,000     $64,690    $91,742    $118,795   $145,848   $172,831
  $450,000     $64,690    $91,742    $118,795   $145,848   $172,831
  $500,000     $64,690    $91,742    $118,795   $145,848   $172,831

Note: The annual average compensation applies to post-1988 salaries. Post-1988 salaries have been capped according to the Internal Revenue Code. Benefit amounts are based on the straight life annuity and are not subject to offset by Social Security.

     Benefits shown above are computed as a straight single life annuity beginning at age 65. Such amounts are not subject to offset for Social Security benefits or other amounts payable to participants in the Retirement Plan. As of December 31, 2003, the years of credited service to the nearest whole year and annual average compensation for each of the named executive officers in the Summary Compensation Table actively participating in the Retirement Plan on such date were as follows:

           NAME OF                  YEARS OF       CURRENT ANNUAL AVERAGE COMPENSATION
          INDIVIDUAL            CREDITED SERVICE     FOR PURPOSES OF RETIREMENT PLAN
          ----------            ----------------   -----------------------------------
Robert H. Moone...............         33                       $200,000
Mark A. Blackburn.............          4                       $200,000
Steven J. Johnston............         18                       $200,000
John R. Lowther...............         17                       $200,000
Steven R. Hazelbaker..........          9                       $200,000

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  EMPLOYMENT AGREEMENT WITH MR. MOONE

     Robert H. Moone, the Company's Chairman, President, and Chief Executive Officer, has entered into an Employment Agreement with the Company, with the current term continuing through December 31, 2005, or until his earlier death or disability, or upon earlier termination by either Mr. Moone or the Company as permitted by the agreement. The Employment Agreement may be renewed at the end of the current term for one additional two-year term with the mutual consent of the parties. If Mr. Moone does not desire to renew the agreement in December 2005, while State Auto does, then that shall be a voluntary termination of Mr. Moone's employment. On the other hand, if Mr. Moone desires to renew the agreement in December 2005, but State Auto does not, then that shall be an involuntary termination of Mr. Moone's employment. Mr. Moone's Employment Agreement provides that his annual rate of compensation will not be less than his base salary at the time the agreement was entered into by the parties, plus such increases in base compensation as may be authorized by the Compensation Committee. The Employment Agreement also provides for Mr. Moone's continued participation in the Company's QPB and his incentive bonus arrangement (collectively "Incentive Compensation Plans").

     In the event Mr. Moone is terminated for cause, he will be entitled to receive salary payments for twelve bi-weekly pay periods following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event Mr. Moone is terminated without cause (other than for death, disability, or retirement), he will be entitled to the following: payment of his base salary and receipt of benefits under his Employment Agreement, both for a 24-month period; payment of the average of the prior two years' aggregate QPB payments; and payment of the average of the two prior years' incentive bonus arrangement. Mr. Moone and his spouse shall also be entitled to participate in the Company's health insurance plan until he becomes eligible for Medicare. In the event Mr. Moone becomes disabled, which disability continues for more than six consecutive months during a twelve-month period, the Company may terminate Mr. Moone's Employment Agreement, and he will be entitled to receive his base salary and payments under the Incentive Compensation Plans to the date of termination. Thereafter, Mr. Moone will be entitled to receive 20% of his base salary, in addition to disability benefits received from any of the Company's long-term disability benefit plans, throughout the period of his disability or until he attains age 65, whichever first occurs. In the event of Mr. Moone's death, his beneficiaries will receive payment of his base annual salary for twelve months plus a pro-rata share of Incentive Compensation Plan payments "earned" as of the date of death.

  EXECUTIVE AGREEMENTS (CHANGE-IN-CONTROL ARRANGEMENTS)

     The Company has entered into Executive Agreements with Mr. Moone and three of the persons named in the Summary Compensation Table, which provide for the payment of certain benefits in the event of a change in control of the Company or State Auto Mutual. These Executive Agreements were entered into as part of the Company's corporate strategy to provide protection for, and thus retain, its well-qualified senior executive officers notwithstanding any actual or threatened change in control of the Company or of its parent, State Auto Mutual. These also serve the shareholders' interest by ensuring that any potential acquisition of the Company will be viewed objectively by the executives since the executive's potential loss of employment is not personally an adverse event. A "Change in Control" of the Company generally includes:

     - The acquisition by any person of beneficial ownership of 25% or more of the Company's outstanding voting securities;

     - A change in the composition of the board of directors of the Company if a majority of the new directors were not appointed or nominated by the directors currently sitting on the board of directors or their subsequent nominees;

     - A merger involving the Company where the Company's shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

     - The dissolution of the Company; or

     - A disposition of assets, reorganization, or other corporate event involving the Company which would have the same effect as any of the above-described events.

     As respects State Auto Mutual, a Change in Control includes:

     - A person who has not been a director or an officer of State Auto Mutual for at least the previous 12 months becomes empowered to vote the proxy of the members of State Auto Mutual;

     - State Auto Mutual affiliates with or merges with a third party where a majority of the current board of State Auto Mutual does not continue in office;

     - State Auto Mutual is subject to an order of rehabilitation or liquidation issued by the Ohio Department of Insurance; or

     - State Auto Mutual converts to a stock corporation and a majority of the board of directors of State Auto Mutual does not continue to serve on the board of directors of the converted company.

     Under each Executive Agreement, the Company or its successor must provide severance benefits to the executive officer if his employment is terminated (other than on account of the officer's death or disability or termination for cause):

     - By the Company, at any time within 36 months after a Change in Control;

     - By the Company, at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party ("Change in Control Discussion") if the officer's termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such officer's termination;

     - By the executive officer voluntarily with Good Reason at any time within 36 months after a Change in Control of the Company; and

     - By the executive officer voluntarily with Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of such officer's termination.

     "Good Reason" generally means the assignment to the executive officer of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of the executive officer's position during the twelve months prior to the Change in Control, a reduction in such officer's salary, benefits or incentive bonus or a demand to relocate to more than 35 miles from the executive officer's current location, made by the Company or its successor. An executive officer's determination of Good Reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of the Company immediately prior to a Change in Control, the occurrence of a Change in Control will be conclusively deemed to constitute Good Reason.

     In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer's severance benefits payable under the Executive Agreements include:

     - A lump-sum cash payment equal to three times the officer's annual base salary;

     - A lump-sum cash payment equal to three times the highest annual incentive compensation to which the officer would be entitled;

     - Thirty-six months of continued insurance benefits;

     - Thirty-six months of additional service credited for purposes of retirement benefits; and

     - Out-placement benefits in an amount equal to 15% of the officer's annual base salary.

     Each Executive Agreement also provides that the Company will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, in the event the executive officer's contractual severance payments and benefits were subject to any excise tax, but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the Company will not have to pay an excess severance payment and the executive officer will not be subject to an excise tax.

     The Executive Agreements provide that, for a period of five years after any termination of the executive's employment, the Company will provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Company or any subsidiary.

     The Company must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to take any action to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce such officer's rights under the Executive Agreement at a rate equal to the prime commercial rate of the Company's principal bank or its successor in effect from time to time plus 4%.

     The Executive Agreements have a three-year term (except Mr. Moone's, which has a two-year renewable term to coincide with his Employment Agreement), subject to automatic renewals and to an extension for thirty-six months after any month in which a Change in Control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits. The Executive Agreement also imposes a post termination confidentiality covenant and a non-competition covenant on the executive officer. The confidentiality covenant has a one-year term, while the non-compete has a six-month term and includes a company size factor and a geographic factor as respects the scope of the non-compete.

     No other named executive officer of the Company has an employment agreement with the Company.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of the following three members of the Company's Board of Directors: Chairman William J. Lhota, David J. D'Antoni, and Richard K. Smith. None of the members of the Compensation Committee is, or was, an officer or employee of the Company, any of its subsidiaries, or of State Auto Mutual. Also, no executive officer of the Company served during 2003 as a member of a compensation committee or as a director of any entity of which any of the Company's Compensation Committee members served as an executive officer.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee consists of the following independent directors:
William J. Lhota, Chair; David J. D'Antoni; and Richard K. Smith. This is their report on executive compensation.

     One of the Compensation Committee's responsibilities is to determine the compensation paid to the Chief Executive Officer ("CEO") and all other officers who have reporting obligations under Section 16 of the Securities Exchange Act of 1934 ("Section 16 Officers") (collectively, the CEO and the Section 16 Officers are hereafter referred to as "Executive Officers"). The Compensation Committee's decision making with regard to compensation seeks to implement a compensation system that:

     (1) Provides competitive compensation that is necessary to attract and retain executive talent;

     (2) Rewards individuals appropriately for performance;

     (3) Offers incentives that encourage a focus on underwriting profit while achieving sales goals;

     (4) Fosters the attainment of company-wide goals over the long term; and

     (5) Drives behaviors that are reasonably expected to build shareholder value over the long term.

     The Compensation Committee believes that these underlying principles are reflected in its decision making regarding the compensation earned by the Executive Officers. Total compensation of the Executive Officers includes annual base salary, annual incentive bonus, and stock options.

     The base salaries of the CEO and the Section 16 Officers reflect the Compensation Committee's -- and in the case of an individual Section 16 Officer, such person's immediate superior's -- evaluation of the person's performance of his or her job responsibilities as measured by an analysis of company-wide and division-wide metrics. In individual cases, salaries may also be adjusted to reflect competitive imbalances among peer companies, as gauged by a compensation consultant retained by the Compensation Committee. It is the Compensation Committee's objective to have annual base compensation at the 50th percentile of the peer group over the long term. This peer group of fourteen insurers (the "Pay Peer Group") was selected by the consultant and it does not include each of the insurers identified below utilized in the peer comparisons for Executive Bonus Plan (as defined below) bonuses.

     Bonus compensation may take two forms. First, virtually every employee of the Company, including every Executive Officer, earns a bonus if the Company's direct loss ratio falls below a stipulated target, measured on a quarterly basis. This is the Company's quarterly Quality Performance Bonus ("QPB"). This short term incentive, which is paid as a percentage of quarterly pay, is intended to motivate all employees to produce an underwriting profit for the Company. In order to encourage employees in field offices to take appropriate, but sometimes difficult action, 70% of the bonus for each field office employee is tied to their individual office results. All corporate employees, including Executive Officers, receive the same average percentage based on company-wide results.

     Second, the Compensation Committee has also created individual incentive bonus plans for the CEO and certain Section 16 Officers (each an "Executive Bonus Plan"). Executive Bonus Plans reward these officers based on their attaining specific division-wide goals and on the performance of the Company overall, relative to its peers. These bonus plans include underwriting performance and total shareholder return as measures of performance. Certain of these Section 16 Officers' incentive plans also include a sales factor, as the Compensation Committee believes it is important to reinforce the significance of top line growth to the Company's overall success. These officers' bonuses are purely formula driven. One half of the bonus is based on the attainment of measurable division-wide goals while the other half considers a peer comparison based on two or three specific performance criteria. These peer comparison performance measures are three-year average total shareholder return, the combined ratio of the entire State Auto Group, which includes the results of the insurance affiliates of the Company, including State Auto Mutual and the Meridian Group (collectively "State Auto") and for certain Section 16 Officers' plans, State Auto's net written premium growth. These performance measures are compared with those same results for a set of nine peer companies which are as follows: Alfa Insurance Group, Allstate, Chubb, Cincinnati Insurance Companies, Harleysville Group, EMC Insurance Group, Inc., Ohio Casualty Group, Safeco and Selective Insurance Group (the "Executive Bonus Peer Group"). The consultant advised that size parity is more important in assessing base salary competitiveness than comparisons of stock based performance measures. Therefore, the Compensation Committee believes that it is appropriate for the Executive Bonus Peer Group to be different from the Pay Peer Group because of the performance measures contemplated by the Executive Bonus Plans.

     The remaining aspect of the compensation awarded to the CEO and Section 16 Officers is stock options. Stock options are granted to persons at the operating managerial level and above as well as to certain key technical personnel. Options are believed to be a long-term incentive which properly focuses the employee's attention on attainment of business goals that will enhance long term shareholder value. Realistically, options have value only when the market price of the Company's stock appreciates, which the Compensation Committee believes is primarily driven by the performance of the Company.

     The Compensation Committee has conditioned the grant of stock options on compliance with stock ownership guidelines (the "Ownership Guidelines"). They require each optionee under the 2000 Stock Option Plan to own a sufficient number of the Company's Common Shares such that the value of those shares equals a specified percentage of such optionee's salary. For purposes of determining compliance with the Ownership Guidelines, the salary and stock value are measured as of the end of each calendar year.

     Most Section 16 Officers were awarded options based on a formula developed by the Compensation Committee's independent consultant, who had completed a competitive study of the

Company's compensation program. This formula utilized the Black-Scholes option pricing model, a targeted grant value and the trading range of STFC shares over a multi-day time period. It is anticipated that the number of shares granted in 2003 will remain relatively stable for 2004 and possibly 2005.

     With respect to the compensation paid to the CEO, Mr. Moone, the Compensation Committee met in May 2003 to consider and determine Mr. Moone's Executive Bonus Plan bonus earned for 2002. There is a significant delay in calculating this aspect of the bonus because of the delay in securing peer company financial results.

     Mr. Moone's 2002 non-discretionary bonus under his Executive Bonus Plan was driven by the Company's performance with respect to the following three factors, as compared to the Executive Bonus Plan Peer Group: three-year average total shareholder return ("TSR"), combined ratio ("CR") and net written premium growth ("NWP"). Mr. Moone's bonus target percentage in the non-discretionary bonus element was 50% of his salary.

     Based on the peer comparisons, Mr. Moone earned seven points for CR ( 8th place), eight points for NWP ( 3rd place), and nine points for TSR ( 2nd place). The 24 total points earned Mr. Moone a bonus of 80% of target or $176,000.

     In deciding on Mr. Moone's discretionary bonus for 2002, where he could earn up to 25% of base salary, the Compensation Committee considered the following factors: his management of the issues surrounding the shareholder proposal included in the 2003 Proxy Statement, which first presented itself in late 2002, the revenue growth attained by STFC in 2002, the improvement in the Meridian combined ratio, his management of the surplus of STFC and his oversight of the development of governance guidelines and other corporate governance measures for STFC. The Compensation Committee did not assign a particular weight to any of the foregoing considerations.

     Considering all those issues, the Compensation Committee agreed to grant him a discretionary bonus of $100,000 or 22.7% of his 2002 salary. In the aggregate, Mr. Moone's total Executive Bonus Plan bonus earned in 2002 (but paid in 2003) was $276,000, and this number is included in the Bonus Column in the Summary Compensation Table for the year 2002.

     For 2003, there were four components to the Company's compensation arrangements with the Chief Executive Officer: base salary; incentive compensation arrangements; QPB; and stock options. The QPB and stock option elements are discussed above.

     In November 2002, the Compensation Committee evaluated Mr. Moone's performance and his compensation level based on both objective and subjective measures. The Compensation Committee's objective is to maintain Mr. Moone's total salary at a level that is competitive with the salary of the person holding comparable position(s) at one or more sets of peer companies. The Compensation Committee reviewed the salary component of compensation of chief executive officers of companies of similar size included in an annual salary survey conducted by the Property Casualty Insurers Association of America ("PCI") (formerly known as the NAII), which is State Auto Mutual's and State Auto P&C's national trade association. In addition, the Compensation Committee utilized a compensation consultant that compared chief executive officer compensation at State Auto to the Pay Peer Group. Besides the salary comparison data, the Compensation Committee considered several factors, including the overall operations of the State Auto Group, as reflected in the combined ratio and quarterly earnings reports, the substantial increase in the size of the Company and the improvement seen in the results of the Meridian book of business. As a result of these considerations the Compensation Committee awarded Mr. Moone a raise in base salary of $44,000 or 10% to be effective for the calendar year 2003. With this raise, Mr. Moone's salary remains below the 25th percentile of the Pay Peer Group.

     In addition, the cash Executive Bonus Plan continued in place for 2003 for Mr. Moone. His Executive Bonus Plan utilized three parameters for peer comparison: three-year average total shareholder return, statutory combined ratio, and direct written premium growth. Thus, the total number of points available continued to be 30, as reflected in the table below.

     As noted above, the Executive Bonus Plan Peer Group to which the performance of the Company is compared is as follows: Alfa Insurance Group, Allstate, Chubb, Cincinnati Insurance Companies, Harleysville Group, EMC Insurance Group, Inc., Ohio Casualty Group, Safeco, and Selective Insurance Group. The points system is as follows:

TOTAL POINTS EARNED   PERCENT OF TARGET
-------------------   -----------------
   30-27                     100%
   26-23                      80%
   22-19                      60%
   18-15                      40%
   14-11                      20%
 10 or less                    0%

     The performance of State Auto as respects combined ratio, three-year average total shareholders' return, and direct written premium growth are ranked from ten to one, with ten being the best in each criteria. The rank equates to a point total. The highest point total attainable is thirty, the lowest is three. The Executive Bonus Plan Peer Group is not necessarily the same group of insurers in the NASDAQ Insurance Index or in the PCI Salary Survey referred to above.

     For 2003, Mr. Moone's targeted bonus available equals 75% of his 2003 annual salary. In addition, the plan contemplates that the Compensation Committee may award an additional bonus of up to 25% of base salary based on a subjective evaluation of his performance by the Committee. As respects the bonus to be earned for 2003, the Committee will determine the number of points the Company earned when the statutory combined ratio and premium revenue growth numbers for each of the members of the Executive Bonus Plan Peer Group become available. In addition, the Compensation Committee must determine the amount, if any, of bonus payable due to its evaluation of Mr. Moone's performance as Chairman, President and Chief Executive Officer under the discretionary component of the Executive Bonus Plan for Mr. Moone. Hence, Mr. Moone's bonus earned in the 2003 calendar year remains undetermined.

                             COMPENSATION COMMITTEE

                               David J. D'Antoni
                                Richard K. Smith
                           William J. Lhota, Chairman

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee provides assistance to the directors in fulfilling their responsibility to the shareholders relating to corporate accounting, reporting practices of the Company, and the quality and integrity of financial reports of the Company. In so doing, the Audit Committee maintains free and open communication between the directors, the independent auditors, the internal auditors, and the senior management of the Company. Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete, accurate, and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

     In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the Company's 2003 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any permitted and pre-approved non-audit services with the auditors' independence.

     The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held a total of eight meetings in 2003, four in person and four telephone conference calls, and each member of the Audit Committee attended at least 75% of the meetings.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the 2003 fiscal year for filing with the SEC.

     The full responsibilities of the Audit Committee are set forth in its charter, which is reviewed periodically by the Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting the independent auditor, reviewing with management the adequacy of reserves, sole authority to retain independent advisors, receipt and retention of matters relating to allegations of accounting or other improprieties, reviewing matters relating to the Code of Business Conduct and participating in disclosure control procedures and functioning as the qualified legal compliance committee.

     As discussed above, the Audit Committee is responsible to monitor and review the Company's financial reporting process on behalf of the Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditor included in its report on the Company's financial statements. The Audit Committee's review does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company's independent accountants are in fact "independent."

     All of the members of the Audit Committee are independent directors as defined by the rules and regulations of NASDAQ and the provisions of the Sarbanes Oxley Act of 2002, as implemented by the rules of the SEC. The Board of Directors has confirmed and determined that Richard K. Smith, the Chair of the Committee, is an "audit committee financial expert" as defined by the rules of the SEC. Mr. Smith is a retired partner of the "Big Four" firm, KPMG, LLP, and while at that firm he had experience auditing property casualty insurance companies, some of which presented a size and level of complexity from a financial statement perspective at least equal to that presented by the Company.

     The Audit Committee will receive regular reports from the Company's compliance officer with respect to matters coming within the scope of the Code of Business Conduct. The Chief Executive Officer and the principal financial officers have each agreed to be bound by the Code of Business Conduct and the Sarbanes Oxley mandated Code of Ethics for Senior Financial Officers as a Special Supplement to the Code of Business Conduct. The Company has also implemented and applied the Amended and Restated Code of Business Conduct throughout the Company. It also has in place procedures for the receipt of complaints concerning the Company's accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

                                AUDIT COMMITTEE

                               David J. D'Antoni
                                William J. Lhota
                           Richard K. Smith, Chairman

                               PERFORMANCE GRAPH

     The line graph below compares the total return on $100 invested on December 31, 1998, in the Company's shares, the CRSP Total Return Index for the NASDAQ Stock Market ("NASDAQ Index"), and the CRSP Total Return Index for NASDAQ insurance stocks ("NASDAQ Ins. Index"), with dividends reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
[PERFORMANCE GRAPH]

                                                          STFC                    NASDAQ INDEX              NASDAQ INS. INDEX
                                                          ----                    ------------              -----------------
12/31/98                                                 100.000                     100.000                     100.000
12/31/99                                                  74.467                     185.428                      77.561
12/31/00                                                 147.219                     111.832                      97.400
12/31/01                                                 134.860                      88.765                     104.386
12/31/02                                                 129.848                      61.369                     105.208
12/31/03                                                 196.844                      91.753                     130.027

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information, as of April 5, 2004, with respect to the only shareholders known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Shares:

                                                   AMOUNT AND NATURE
                NAME AND ADDRESS                     OF BENEFICIAL     PERCENT
               OF BENEFICIAL OWNER                     OWNERSHIP       OF CLASS
               -------------------                 -----------------   --------
State Automobile Mutual Insurance Company(1).....     26,253,151         66.1%
  518 East Broad Street
  Columbus, OH 43215
Gregory M. Shepard(2)............................      2,000,000          5.1%
  15 Country Club Place
  Bloomington, Illinois 61701

---------------

(1) State Auto Mutual exercises sole voting and investment power with respect to such Common Shares.

(2) Based solely on Schedule 13Ds filed with the SEC.

                              CERTAIN TRANSACTIONS

     In 2003, the Company and its subsidiaries, State Auto P&C, Milbank, National, State Auto Insurance Company of Ohio, formerly known as State Auto Insurance Company ("SAOH"), Strategic Insurance Software, Inc. ("S.I.S."), Stateco Financial Services, Inc. ("Stateco"), and 518 Property Management and Leasing LLC ("518 PML"), operated and managed their businesses in conjunction with State Auto Mutual under a Management and Operations Agreement dated January 1, 2000 (the "2000 Management Agreement"). During 2003, the 2000 Management Agreement was a pure cost allocation agreement. Under the 2000 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for the above named companies is performed by an employee of State Auto P&C. In addition to the 2000 Management Agreement, there is also a Management and Operations Agreement dated January 1, 2000 (the "2000 Midwest Management Agreement"), among State Auto P&C, State Auto Mutual and State Auto Insurance Company of Wisconsin ("SAWI"), a wholly owned subsidiary of State Auto Mutual, and a Management and Operations Agreement dated January 1, 2000 (the "2000 Farmers Casualty Management Agreement"), among State Auto P&C, Farmers Casualty, and Mid-Plains Insurance Company ("Mid-Plains"), a wholly owned subsidiary of Farmers Casualty. In addition, effective July 2002, State Auto P&C entered into a Management Service Agreement with Meridian Security Insurance Company, Meridian Citizens Security Insurance Company, and Meridian Citizens Mutual Insurance Company (collectively the "MIGI Insurers"), pursuant to which State Auto P&C's employees provide management and operations services to the MIGI Insurers in exchange for a reimbursement of its expenses plus an override equal to 10% of the expenses attributable to such employee expenses (the "MIGI Management Agreement").

     During 2003, the following companies incurred the following management fees to State Auto P&C under the 2000 Midwest Management Agreement, the 2000 Farmers Casualty Management Agreement, and the MIGI Management Agreement:
SAWI -- $226,000; Farmers Casualty -- $194,000; Mid-Plains -- $11,000; Meridian Security -- $684,000; Meridian Citizens Security -- $86,000; and Meridian Citizens Mutual -- $86,000.

     The 2000 Management Agreement also addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual's and the Company's boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurer subsidiaries and of the Company or any of its subsidiaries must then act on the recommendation of the committee after considering all other factors deemed relevant to them.

     Each of the 2000 Management Agreement, the 2000 Midwest Management Agreement, and the 2000 Farmers Casualty Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement could terminate its own participation at the end of the term then in effect by giving at least two years' advance written notice of non-renewal to the other parties, with the exception that Milbank may terminate its participation on 120 days' notice. The MIGI Management Agreement continues until terminated by 180 days' notice. Any party could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2000 Management Agreement, the 2000 Midwest Management Agreement and the 2000 Farmers Casualty Management Agreement) of the Company, or upon agreement of the parties. The agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings.

     Also in place during 2003 was the Stop Loss Reinsurance Agreement (the "Stop Loss") between State Auto Mutual and the Company. Under the Stop Loss, if the State Auto Pool's (as defined below) statutory loss and loss adjustment expense ratio (the "Loss Ratio") was between 70.75% and 80%, State Auto Mutual reinsured State Auto P&C and certain of its affiliates 27% of the State Auto Pool's losses in excess of a Loss Ratio of 70.75% to 80%. State Auto P&C and certain of its affiliates were responsible for their share of the State Auto Pool's losses over the 80% threshold. State Auto Mutual had the right to participate in the profits of the State Auto Pool. State Auto Mutual assumed 27% of the State Auto Pool's underwriting profits attributable to a Loss Ratio less than 69.25% but more than 50.99%. The Stop Loss had a 27-month term expiring on December 31, 2003. During 2003, State Auto Mutual paid the Company $5.6 million for reinsured losses in the second and third calendar quarters, while the Company paid State Auto Mutual $12.8 million as part of the underwriting profit earned by the Company from State Auto Pool in the first and fourth calendar quarters.

     Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the "State Auto Pool" or the "Pooling Arrangement") which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. Under the terms of the Pooling Arrangement, State Auto P&C and the other pool participants cede all of their direct insurance business to State Auto Mutual. All of State Auto Mutual's property and casualty insurance business is also included in the pooled business, except for voluntary assumed reinsurance business. State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. Parties to the Pooling Arrangement and their allocated pooling percentages as of December 31, 2003, were as follows: State Auto
Mutual -- 18.3%; State Auto P&C -- 59%; Milbank -- 17%; Farmers Casualty -- 3%; SAWI -- 1%; SAOH -- 1%; and State Auto Florida Insurance Company
("SAFL") -- 0.7%.

     Stateco undertakes on behalf of State Auto Mutual, State Auto P&C, Milbank, National, SAWI, Farmers Casualty, Mid-Plains, SAOH, SAFL, and each of the MIGI Insurers the responsibility of managing those companies' investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2003, the following companies incurred the following fees to Stateco: State Auto Mutual -- $1.6 million; State Auto
P&C -- $4.2 million; Milbank -- $1.2 million; National -- $258,000;
SAWI -- $83,000; Farmers Casualty -- $180,000; Mid-Plains -- $38,000;
SAOH -- $75,000; SAFL -- $63,000; Meridian Security -- $306,000; Meridian Citizens Security -- $74,000; and Meridian Citizens Mutual -- $64,000. The Company believes the fee charged by Stateco is comparable to those charged by independent investment managers under similar circumstances.

     The Company's wholly owned subsidiary, S.I.S., develops and sells software for use by insurance companies and insurance agencies. S.I.S sells its software and software support services to its affiliated insurers and to nonaffiliated entities. In 2003, affiliated insurers paid $821,000 to S.I.S for its services and products. S.I.S. believes its fees for software development and software licensing charged to affiliates reflect what a third party would pay S.I.S. for similar services.

     State Auto Mutual has guaranteed the adequacy of State Auto P&C's loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, State Auto Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C's December 31, 1990 reserves ($65.5 million) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by State Auto Mutual. As of December 31, 2003, there had been no adverse development of this liability.

     State Auto P&C, State Auto Mutual, Milbank, National, SAWI, Farmers Casualty, Mid-Plains, SAOH, SAFL, and the MIGI Insurers (collectively the "State Auto Group") together participate in a catastrophe reinsurance program. Under this program, the members of the State Auto Group, on a combined basis, retain the first $40.0 million of catastrophe losses that affect at least two individual risks. For catastrophe losses incurred by the State Auto Group up to $80.0 million, in excess of $40.0 million, traditional reinsurance coverage is provided with a co-participation of 5%. For catastrophe losses incurred by the State Auto Group up to $100.0 million, in excess of $120.0 million, in exchange for a premium paid by each reinsured company, State Auto P&C acts as the catastrophe reinsurer for the State Auto Group under the terms of an inter-company catastrophe reinsurance agreement. This layer of reinsurance has been excluded from the Pooling Arrangement. To provide funding if the State Auto Group were to incur catastrophe losses in excess of $120.0 million, the Company has implemented a structured contingent financing arrangement with a financial institution and a syndicate of other lenders (the "Lenders") to provide up to $100.0 million for reinsurance purposes. In the event of such a loss, this arrangement provides that the Company would sell redeemable preferred shares to SAF Funding Corporation, a special purpose company ("SPC"), which would borrow the money necessary for such purchase from the Lenders. The Company would then contribute to State Auto P&C the funds received from the sale of its preferred shares, thereby preserving the statutory surplus of State Auto P&C. State Auto P&C would use the contributed capital to pay its direct catastrophe losses and losses assumed under the intercompany catastrophe reinsurance agreement. The Company is obligated to repay SPC (which would repay the Lenders) by redeeming the preferred shares over a five-year period. In the event of a default by the Company, the obligation to repay SPC has been secured by a Put Agreement among the Company, State Auto Mutual and the Lenders, under which State Auto Mutual would be obligated to either purchase the preferred shares from SPC or repay SPC for the loan(s) outstanding. This funding arrangement, if exercised, would have the impact of adding up to $100.0 million of additional debt to the Company while providing needed cash to pay claims, while at the same time preserving the investment portfolio of the Company in the short term. There have been no losses assumed by State Auto P&C under this intercompany catastrophe reinsurance agreement. During 2003, the following members of the State Auto Group paid the following amount of premiums to State Auto P&C under the terms of this inter-company catastrophe reinsurance agreement: State Auto Mutual -- $2.5 million; Milbank -- $306,000; National -- $154,000; SAWI -- $113,000; Farmers
Casualty -- $109,000; Mid-Plains -- $7,000; SAOH -- $28,000; and the MIGI Insurers -- $275,000. The Company believes that the premiums charged by State Auto P&C under this inter-company catastrophe reinsurance agreement are comparable to the premiums that would be charged by independent reinsurers under similar reinsurance arrangements.

     The Company's wholly owned subsidiary, 518 PML, leases an office building it owns near Nashville, Tennessee, to State Auto Mutual for its Nashville Regional Office. 518 PML received $506,000 from State Auto Mutual in rent for the Nashville Regional Office in 2003. In addition, 518 PML leases office buildings it owns in Greer, South Carolina, and West Des Moines, Iowa to State Auto Mutual for its Southern Regional Office and Des Moines Branch Office, respectively. 518 PML received $530,000 in rent from State Auto Mutual for the South Carolina location and $196,000 in rent for the Iowa location in 2003. The Company believes these rents reflect market rates.

     In 1999, the Company entered into a line of credit agreement with State Auto Mutual pursuant to which State Auto Mutual loaned $45.5 million to the Company to fund the Company's then-existing stock repurchase program. Principal on this loan, which is currently $45.5 million, is due on demand, with final payment due on or prior to December 31, 2005. The interest rate for this loan is adjusted annually on each January 1 to reflect adjustments in the then current prime lending rate as well as the Company's current financial position. The interest rate for this loan was 2.5% in 2003 and will be 2.25% in 2004. In 2003, the Company paid $1.6 million in interest to State Auto Mutual on this loan.

     On September 30, 2002, Milbank entered into a surplus contribution note with Meridian Security pursuant to which Meridian Security loaned $15,000,000 to Milbank. The purpose of this surplus contribution note was to lower Milbank's net written premium to statutory surplus ratio. This note was repaid on December 9, 2003. Interest expense was $819,000 in 2003.

                         INDEPENDENT PUBLIC ACCOUNTANTS

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has selected Ernst & Young LLP ("Ernst & Young") as independent public accountants for the Company for 2004. Although not required, the Board of Directors is submitting this selection to the shareholders for ratification. Ernst & Young has served as the independent public accountants for the Company since 1994. The Audit Committee and the Board of Directors believe that the reappointment of Ernst & Young for 2004 is appropriate because of the firm's reputation, qualifications, and experience. The favorable vote of a majority of the outstanding Common Shares present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young. The effect of an abstention is the same as a "no" vote. Broker non-votes will not have a positive or negative effect on the outcome of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 2004.

     The Audit Committee will reconsider the appointment of Ernst & Young if its selection is not ratified by shareholders. Even if the selection of Ernst & Young is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young and to engage another firm of independent public accountants if the Audit Committee determines such action to be necessary or desirable.

     Representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

AUDIT AND OTHER SERVICES FEES

     Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2003, and December 31, 2002, respectively, by Ernst & Young were as follows:

                                                          2003       2002
                                                        --------   --------
Audit fees(1).........................................  $451,527   $336,318
Audit related fees(2) (5).............................  $ 12,123   $ 47,456
Tax fees(3)(5)........................................  $  7,288   $ 46,400
All other fees(4) (5).................................         0   $  2,650
                                                        --------   --------
Total.................................................  $470,938   $432,824
                                                        ========   ========

---------------

(1) Includes services rendered for the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

(2) Includes services rendered in connection with the audit of employee benefit plans and merger and acquisition activity.

(3) Includes services for tax consulting and compliance, including tax return preparation.

(4) Represents services related to corporate finance assistance and internet accounting service.

(5) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence. After November 2002, the Audit Committee must pre-approve any non-audit services performed by the Company's independent auditors to the extent such services are not prohibited by law from being performed by such independent auditors. See "Audit Committee's Pre-Approval Policies and Procedures."

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES

     The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company's independent public accountants are pre-approved. The Audit Committee's policy is to pre-approve all auditing services and the Company's use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young in 2003 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

                          FUTURE SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in May 2005 must be received by the Company at its principal executive offices for inclusion in the Proxy Statement and form of proxy on or prior to 120 days in advance of the first anniversary date of this Proxy Statement. If a shareholder intends to present a proposal at the 2005 Annual Meeting, but does not seek to include such proposal in the Company's Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2005 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company's Proxy Statement or form of proxy.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of the Company's Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to the Company, the Company believes that all applicable
Section 16(a) filing requirements were complied with during 2003.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic mail. Proxies may be solicited by directors, officers, and regular employees of the Company, who will not receive any additional compensation for their solicitation services. The Company will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

                                              JOHN R. LOWTHER
                                              Secretary

                                  DETACH CARD
--------------------------------------------------------------------------------

STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert H. Moone, and in the event he is unable to so act, Steven J. Johnston, Mark A. Blackburn and John R. Lowther, and any one or more of them, Proxies, with full power of substitution, to represent and vote all common shares, without par value, of State Auto Financial Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Friday, May 28, 2004, at 10:00 A.M., local time, and at any and all adjournments thereof.

    Proposal 1 -- ELECTION OF THE FOLLOWING                    WITHHELD        [ ]
                  NOMINEES AS CLASS I DIRECTORS:               for all Nominees
                  FOR all Nominees        [ ]
                  (except as marked to the contrary)

               Paul W. Huesman, John R. Lowther and Robert H. Moone.
   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) PRINT THE NAMES IN THE SPACE BELOW

   -----------------------------------------------------------------------------

   Proposal 2 -- Ratification of selection of Ernst & Young LLP as the Company's independent public accountants for 2004.

        [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN

   The named proxies are authorized to vote, in their discretion, upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment thereof.

                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

                        State Auto Financial Corporation
(Continued from the other side)

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN PROPOSAL 1 AND "FOR" PROPOSAL 2.

                                                    [ ] I PLAN TO ATTEND MEETING

                                              Please mark, date and sign as your
                                              name appears below and return in
                                              the enclosed envelope. If acting
                                              as executor, administrator,
                                              trustee, guardian, etc., you
                                              should so indicate when signing.
                                              If the signer is a corporation,
                                              please sign the full corporate
                                              name by a duly authorized officer.
                                              If shares are held jointly, each
                                              stockholder named should sign.

                                              Date..............................

                                              ..................................
                                              Signature

                                              ..................................
                                              Signature